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CONSENT OF GENERAL COUNSEL ASSOCIATES LLP
EXHIBIT 5.1


            [GENERAL COUNSEL ASSOCIATES LLP LETTERHEAD]


            February 24, 2000



Puma Technology, Inc.
2550 North First Street, Suite 500
San Jose, California 95131

RE: REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         We have examined the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333- 94657 thereto filed with the Securities and Exchange Commission on February 24, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an additional 41,051 shares of your Common Stock (the "Shares"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares pursuant to the acquisition transaction set forth and described in the Registration Statement.

         It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

Very truly yours,



GENERAL COUNSEL ASSOCIATES LLP



/s/ General Counsel Associates LLP